Exhibit 10.1

Execution Version

EXCHANGE AND LOCK-UP AGREEMENT

This Exchange and Lock-Up Agreement (this “Agreement”) is made and entered into on July 31, 2025, by and among NuScale Power Corporation, a Delaware corporation (“NuScale Corp”), NuScale Power, LLC, an Oregon limited liability company (“NuScale LLC”, and collectively with NuScale Corp, “NuScale”), and Fluor Enterprises, Inc., a California corporation (“Fluor”, and collectively with NuScale, the “Parties”).

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger dated December 13, 2021 (as amended, the “Merger Agreement”), by and among Spring Valley Acquisition Corp. (the predecessor to NuScale Corp), Spring Valley Merger Sub, LLC, an Oregon limited liability company, and NuScale LLC, on May 2, 2022, NuScale Corp issued to Fluor 125,936,472 shares of Class B common stock, par value $0.0001 per share, of NuScale Corp (“Class B Common Stock”) and NuScale LLC issued to Fluor the same number of Class B common units of NuScale LLC (“Class B Units”) in exchange for pre-existing equity which Fluor held in NuScale LLC; and

WHEREAS, pursuant to the Sixth Amended and Restated Limited Liability Company Agreement of NuScale LLC (the “NuScale LLC Agreement”), each Class B Unit (together with the cancellation of a share of Class B Common Stock) is exchangeable for one share of Class A common stock, par value $0.0001 per share, of NuScale Corp (“Class A Common Stock”) (any such exchange made pursuant to this Agreement is referred to herein as an “Exchange”).

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.            Exchange. On or prior to August 12, 2025, NuScale shall Exchange 15,000,000 Class B Units (together with the cancellation of 15,000,000 shares of Class B Common Stock) currently owned by Fluor into 15,000,000 shares of Class A Common Stock (the “Exchanged Shares”). The Exchange of the Exchanged Shares shall be treated as an “Elective Exchange” and made pursuant and subject to Article 11 of the NuScale LLC Agreement and the “Policy Regarding Exchanges,” except for any modifications expressly set forth below (capitalized undefined terms used in this Section 1 shall have the meaning ascribed to them in the NuScale LLC Agreement), which modifications shall just apply to the Exchange of Exchanged Shares and no future Exchanges:

a.	This Agreement shall constitute Fluor’s “Elective Exchange Notice” and NuScale’s acceptance thereof and supersedes any prior “Elective Exchange Notice” that Fluor has submitted.

b.	The “Exchange Date” and “Quarterly Exchange Date” for the Exchange shall continue to be August 12, 2025.

c.	The “Exchange Consideration” shall be in the form of “Stock Consideration”.

d.	There shall be no “Minimum Exchangeable Amount” applicable to Fluor.

e.	The “Maximum Exchangeable Amount” applicable to Fluor and any other Exchanging Holders for such Quarterly Exchange Date shall be increased from 1,000,000 to 15,000,000 Exchangeable Units per Exchanging Holder.

f.	Delivery of and settlement for the Exchanged Shares shall occur on August 12, 2025 (i) through the Direct Registration System (“DRS”) of The Depository Trust Company (“DTC”) if such DRS system permits the Exchanged Shares to bear the legend set forth in Section 7, and be subject to a stop order, during the Lock-Up Period (as defined below), or (ii) in book-entry form through the Company’s transfer agent if DRS does not permit the Exchanged Shares to bear the legend set forth in Section 7.

g.	Section 3.1(c) (Cancellation of Quarterly Exchange Window), Article V (Exemptions From and Modifications to Policy) and Section 6.6 (Modification of Policy) of the Policy Regarding Exchanges shall not apply.

h.	Clause (a) of Article IV (Other Restrictions) of the Policy Regarding Exchanges shall be revised for purposes of the Exchange to read “If an Exchange is (or is reasonably likely to be) (i) prohibited under applicable law, regulation, or agreement to which the Company or an affiliate is a party or (ii) could reasonably be expected to result in a bona fide lawsuit against the Company or its affiliates which in the case of clause (ii) would reasonably be expected to have a material adverse effect on the Company.”

2.            Lock-Up. Fluor shall not, directly or indirectly, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of any of the Exchanged Shares or any securities convertible into or exercisable or exchangeable for any of the Exchanged Shares, (b) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any of the Exchanged Shares or any other shares of Class A Common Stock held or beneficially owned by Fluor, any shares of Class A Common Stock issuable upon the exercise of options to purchase shares of Class A Common Stock held or beneficially owned by Fluor, or any securities convertible into or exercisable or exchangeable for of Class A Common Stock held or beneficially owned Fluor (together, as subject to the last sentence of this Section 2, the “Locked-Up Shares”), (c) enter into any swap, forward, option, short sale, future contract or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Locked-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (d) publicly announce any intention to effect any transaction specified in clause (a), (b) or (c) (the actions specified in clauses (a)-(d), collectively, “Transfer”) from the date hereof until September 11, 2025 (the “Lock-Up Period”). For purposes of the definition of Locked-Up Shares, Fluor shall not be deemed to have beneficial ownership over Class A Common Stock which are as of the date hereof held of record by NuScale Holdings, Corp. or Japan NuScale Innovation, LLC.

3.            Daily Volume Limit; Provision of Information. For each day during the period beginning on September 11, 2025 and ending at the end of December 31, 2026, Fluor shall not Transfer or cause any other person to Transfer Exchanged Shares on such day in excess of 5% of the Daily Volume for such day. “Daily Volume” means, for any given day, the daily trading volume of Class A Common Stock as reported by the New York Stock Exchange (and any other trading market on which Class A Common Stock is then traded) for such day. Prior to the end of December 31, 2026, on each trading day in which Fluor has made (or caused another person to make) one or more Transfers of any Locked-Up Shares, Fluor shall promptly deliver a written notice of such Transfer or Transfers to NuScale Corp, which written notice shall indicate the number of Locked-Up Shares Transferred and a brief description of the nature of such Transfer or Transfers and a calculation of the Daily Volume for such day.

4.            Exceptions to Lock-Up and Daily Volume Limit. The restrictions set forth in Sections 2 and 3 shall not apply to:

a.	the entry by Fluor into any trading plan providing for the sale of shares of Class A Common Stock by Fluor, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the Transfer of any shares of Class A Common Stock in any manner that does not satisfy the requirements of Sections 2 and 3;

b.	any Transfer made pursuant to a liquidation of NuScale Corp, merger of NuScale Corp, stock exchange or other similar transaction by of NuScale Corp (other than any transaction in which the Board of Directors of NuScale Corp (or any authorized committee thereof) recommends against such transaction) which results in all of NuScale Corp’s securityholders exchanging their shares of Class A Common Stock for cash, securities or other property; provided that any securities received by Fluor in such transaction shall be subject to the restrictions set forth Sections 2 and 3;

c.	any Transfer made solely to NuScale Corp in connection with the reclassification or exchange of all outstanding shares of Class A Common Stock of NuScale Corp; provided that any securities received by Fluor upon such reclassification or exchange shall be subject to the restrictions set forth in Sections 2 and 3; and

d.	any Transfer made pursuant to a bona fide third-party tender offer (other than any tender offer in which the Board of Directors of NuScale Corp (or any authorized committee thereof) recommends against such tender) made to all holders of NuScale Corp’s capital stock involving a change of control of NuScale Corp (for purposes hereof, “change of control” shall mean the transfer, sale or other disposition (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock of NuScale Corp if, after such transaction or transactions, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity)).

5.            Retained Rights. For the avoidance of any doubt, this Agreement shall not interfere with Fluor’s right to retain all of its rights as a stockholder of the NuScale Corp or a member of NuScale LLC during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any NuScale securities. Except as expressly described herein, the Parties agree that this Agreement and the transactions contemplated hereby do not modify, change, amend, or waive any rights that any Party may have, all of which are expressly reserved. For the avoidance of doubt, Section 2 and Section 3 shall not apply to any Transfer of any shares of Class B Common Stock and Class B Units (other than the Class B Common Stock and Class B Units exchanged in the Exchange).

6.            Transfers in Violation. If any Transfer is made or attempted contrary to Section 2 of the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and NuScale Corp and any duly appointed transfer agent shall refuse to make any such Transfer or recognize any such purported transferee of the Exchanged Shares as an equity holder of NuScale Corp for any purpose. If any Transfer is made contrary to, or Fluor fails to deliver the written notice required by, Section 3 of the provisions of this Agreement (a “Prohibited Transfer”), then Fluor shall not participate in (or withdraw or cancel its Elective Exchange Notice, if applicable) the next quarterly Elective Exchange on the Quarterly Exchange Date immediately following the date of such Prohibited Transfer. Capitalized undefined terms used in this Section 6 shall have the meaning ascribed to them in the NuScale LLC Agreement.

7.            Legend. During the Lock-Up Period, stop transfer orders shall be placed against the Exchanged Shares and each certificate or book entry position statement evidencing any Exchanged Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN EXCHANGE AND LOCK-UP AGREEMENT, DATED AS OF JULY 31, 2025, DELIVERED BY THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH EXCHANGE AND LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

On or before the first trading day that occurs after the Lock-Up Period, NuScale Corp shall remove such legend and re-deliver the Exchanged Shares free and clear of all legends, except such as may be required by state or federal securities laws, through the facilities of DTC to the account of Fluor held by a participant of DTC designated by Fluor at least 2 business days prior to such first trading day.

8.            Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Parties.

9.            Assignment. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each Party and each of its respective successors, heirs and assigns and permitted transferees.

10.          Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

11.          Remedies Cumulative. In the event that any Party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other Parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

12.          Notices. All notices or other communications required or permitted to be given by any Party to any other Party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to Fluor, shall be delivered to Fluor Corporation, 6700 Las Colinas Blvd., Irving, Texas 75039, Attention: Kevin Hammonds, John Regan and Mitch Stone, emails: [Separately Provided], with a copy to Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, Attention: Andrew L. Fabens and David C. Lee, emails: [Separately Provided]; or if sent to NuScale, shall be delivered to NuScale Power Corporation, 1100 NE Circle Blvd., Suite 200, Corvallis, Oregon 97330, Attention: Shahram Ghasemian, Misha Goloborodko and Aurelian Bukatko, emails: [Separately Provided], with a copy to O’Melveny & Myers LLP, Two Embarcadero Center, 28th Floor, San Francisco, California 94111, Attention: C. Brophy Christensen and David Ni, email: [Separately Provided]. Each Party to this Agreement may change such address for notices by sending to the Parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given, if sent by e-mail, on the business day on which receipt is confirmed by the individual to whom the notice is sent, other than via auto-reply.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.

NuScale Power Corporation

By:	/s/ John L. Hopkins
Name:	John L. Hopkins
Title:	President and Chief Executive Officer

NuScale Power, LLC

By:	/s/ John L. Hopkins
Name:	John L. Hopkins
Title:	President and Chief Executive Officer

[Signature Page to Exchange and Lock-Up Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

Fluor Enterprises, Inc.

By:	/s/ Kevin B. Hammonds
Name:	Kevin B. Hammonds
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

[Signature Page to Exchange and Lock-Up Agreement]